Amendment No. 1 to Servicing Agreement

between

Pacific Life Insurance Company

and

Lazard Asset Management Securities LLC

Pacific Life Insurance Company and Lazard Asset Management Securities LLC, have previously entered into a Servicing Agreement dated April 5, 2007 (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is deleted and replaced in its entirety with the Schedule A attached hereto.

2.	The changes set forth herein shall be effective as of May 1, 2014.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of March 1, 2014.

PACIFIC LIFE INSURANCE COMPANY

for itself and on behalf of the Separate Accounts

By: /s/ Jose T. Miscolta

Name: Jose T. Miscolta

Title: Assistance Vice President

Attest: /s/ Brandon J. Cage

Name: Brandon J. Cage, Assistant Secretary

Accepted:

LAZARD ASSET MANAGEMENT SECURITIES LLC

By: /s/ Charles L Carroll

Name: Charles L Carroll, Deputy Chairman

Attest:

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SCHEDULE A

Service Shares

Name of Portfolio	Annual Percentage Rate*

LAZARD US STRATEGIC EQUITY PORTFOLIO	0.35% on assets up to $150 MM 0.40% thereafter
LAZARD RETIREMENT MULTI-ASSET TARGET VOLATILITY PORTFOLIO

*	This Agreement is in connection with the 12b-1 Plan. We understand that the Board will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made. In connection with such reviews, we will furnish you or your designees with such information or reports as you or they may reasonably request, which reports shall be accurate and complete.

Investor Shares

Name of Portfolio	Annual Percentage Rate

N/A

Separate Accounts

All Insurance Company Separate Accounts using any of the Fund’s Portfolios.

Contracts

All Contracts funded by the Separate Accounts that utilize any of the Fund’s Portfolios.

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